Table of Transactions


1100 shares at 87.20
1000 shares at 87.22
400 shares at 87.25
200 shares at 87.30
2500 shares at 87.34
1000 shares at 87.36
100 shares at 87.37
1200 shares at 87.38
1500 shares at 87.40
600 shares at 87.41
100 shares at 87.45
300 shares at 87.56

10,000 total shares at an average sales price of $87.3362.